Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

February 10, 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH30300 to Product Supplement No. EA-08-02
dated March 23, 2023 and Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

■  Linked to United Parcel Service, Inc. (the “underlying”)

■  Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at maturity and are subject to potential automatic redemption prior to maturity upon the terms described below. Whether the securities are automatically redeemed prior to maturity and, if they are not automatically redeemed, whether you are repaid the stated principal amount of your securities at maturity will depend in each case on the closing value of the underlying on the relevant call date or the final calculation day, as applicable.

■  Monthly Coupon. The securities will pay a fixed coupon on a monthly basis until the earlier of maturity or automatic redemption. The coupon rate is 8.00% per annum.

■  Automatic Redemption.  If the closing value of the underlying on any call date from August 2026 to January 2028, inclusive, is greater than or equal to the starting value, we will automatically redeem the securities for the stated principal amount plus the related fixed coupon payment.

■  Potential Loss of Principal. If the securities are not automatically redeemed prior to maturity, you will receive the stated principal amount at maturity if, and only if, the closing value of the underlying on the final calculation day is greater than or equal to the downside threshold value.  If the closing value of the underlying on the final calculation day is less than the downside threshold value, we will deliver to you at maturity a number of shares of the underlying equal to the stated principal amount divided by the downside threshold value (the “share delivery amount”), which is expected to be worth less than your stated principal amount and may have no value at all.

■  The downside threshold value is equal to 80% of the starting value.

■  If the securities are not automatically redeemed prior to maturity, you will have downside exposure to the underlying if the closing value of the underlying on the final calculation day is less than the downside threshold value, but you will not participate in any appreciation of the underlying and will not receive any dividends on the underlying.

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment.

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc.  All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations.  The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$1,500,000.00
Underwriting Discount and Commission(2)	$20.25	$30,375.00
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$979.75	$1,469,625.00

(1) On the date of this pricing supplement, the estimated value of the securities is $969.60 per security, which is less than the public offering price.  The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.025% ($20.25) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities.  See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Terms of the Securities
Underlying:	United Parcel Service, Inc. The “closing value” of the underlying on any date of determination is the stock closing price of its underlying stock on that day, as provided in the accompanying product supplement. The “underlying stock” is the Class B common stock of United Parcel Service, Inc. Please see the accompanying product supplement for more information.
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	February 10, 2026
Issue Date:	February 13, 2026
Final Calculation Day:	February 10, 2028, subject to postponement as described in the accompanying product supplement
Maturity Date:	February 15, 2028, subject to postponement as described in the accompanying product supplement
Coupon Payment Dates:	Monthly, on the 13th day of each month, commencing March 2026 and ending January 2028, and on the stated maturity date, provided that if a coupon payment date is not a business day, the coupon payment required to be made on that coupon payment date will be made on the next succeeding business day, and provided further that, if a call date is postponed, the coupon payment date immediately following that originally scheduled call date will be three business days after the call date, as postponed. If a coupon payment date is postponed, the coupon payment will be made on that coupon payment date as postponed with the same force and effect as if it had been made on the originally scheduled coupon payment date, with no additional amount accruing or payable as a result of the postponement.
Coupon Payment:

On each coupon payment date, unless previously redeemed, the securities will pay a fixed coupon at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Your return on the securities will be limited to the sum of your coupon payments, even if the ending value significantly exceeds the starting value. You will not participate in any appreciation of the underlying.

Coupon Rate:	8.00% per annum
Maturity Payment Amount:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the coupon payment due at maturity):

•   if the ending value is greater than or equal to the downside threshold value:

$1,000; or

•   if the ending value is less than the downside threshold value:

a number of shares of the underlying stock equal to the share delivery amount

If the ending value is less than the downside threshold value, the value of the underlying stock that you will receive at maturity is expected to be worth less than the stated principal amount of your securities and may be worthless.

Automatic Early Redemption:	If, on any call date, the closing value of the underlying is greater than or equal to the starting value, each security you then hold will be automatically redeemed on the immediately following coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment.
Call Dates:	Monthly, on the third business day prior to each coupon payment date scheduled to occur from August 2026 to January 2028. Each call date is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Starting Value:	$118.70, which is the closing value of the underlying on the pricing date
Downside Threshold Value:	$94.96, which is equal to 80% of the starting value
Share Delivery Amount:

A number of shares of the underlying stock equal to 10.53075, which is the product of (i) the stated principal amount divided by the downside threshold value and (ii) the adjustment factor, rounded to five decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment for certain corporate events relating to the underlying as described under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement. For purposes of determining the share delivery amount, the adjustment factor will be subject to adjustment for events with effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including the maturity date.

We will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the ending value.

Ending Value:	The closing value of the underlying on the final calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17332TTB5 / US17332TTB51

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-02 dated March 23, 2023: https://www.sec.gov/Archives/edgar/data/200245/000095010323004586/dp190173_424b2-wf0802.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023: https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek an investment with periodic coupon payments equal to the amount indicated on the cover hereof until the earlier of maturity or automatic redemption;

•	understand that if the ending value is less than the downside threshold value, you will receive a number of shares of the underlying stock at maturity that is expected to be worth less than the stated principal amount of your securities and may have no value at all;

•	you understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of shares of the underlying stock if the ending value is less than the downside threshold value;

•	understand that the securities may be automatically redeemed prior to maturity and that the term of the securities may be limited;

•	understand and are willing to accept the downside risks of the underlying;

•	are willing to forgo participation in any appreciation of the underlying and dividends on the underlying; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the ending value may be less than the downside threshold value and you may receive a number of shares of the underlying stock at maturity that is expected to be worth less than the stated principal amount of your securities and may have no value at all;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek a security with a fixed term;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	seek exposure to the upside performance of the underlying;

•	are unwilling to accept the risk of exposure to the underlying;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the information provided below.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Determining Maturity Payment Amount

On the maturity date, if the securities have not been automatically redeemed prior to the maturity date, you will receive (in addition to the coupon payment due at maturity) a cash payment or a number of shares of the underlying stock (the maturity payment amount) determined as follows:

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Hypothetical Payout Profile

The following profile illustrates the value of the potential maturity payment amount on the securities (excluding the coupon payment due at maturity) for a range of hypothetical performances of the underlying from its starting value to its ending value, assuming the securities have not been automatically redeemed prior to the maturity date. This graph has been prepared for purposes of illustration only. Your actual return on the securities will depend on the actual ending value and whether you hold your securities to the maturity date.

If the ending value is less than the downside threshold value, you will receive on the maturity date per security a number of shares of the underlying stock equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the following profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the maturity date will depend on the closing value of the underlying on the maturity date rather than the ending value and may be less than the amounts shown.

■The Securities ■The Underlying

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

.Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some Or All Of Your Investment.

Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your maturity payment amount will depend on the closing value of the underlying on the final calculation day. If the ending value is less than the downside threshold value, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive a number of shares of the underlying stock that will likely be worth less than the stated principal amount and may be worth nothing. The value of those shares may decrease further between the final calculation day and the maturity date. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your securities.

At maturity, if the ending value is less than the downside threshold value, you will have similar downside market risk as a purchaser of the underlying stock at the downside threshold value (except that you will not receive any dividends).  This will result in a smaller loss on the securities (disregarding dividends) than would be incurred by a purchaser of the underlying stock at the starting value, unless the ending value is zero.  However, you will be exposed at an increased rate to the decline in the price of the underlying stock below the downside threshold value, with a loss on the securities of more than 1% for each additional 1% of the starting value by which the ending value is less than the downside threshold value. Therefore, the lower the ending value, the closer your loss of principal will be to the percentage decline of the underlying stock from the starting value.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at an annualized rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the securities will not be automatically redeemed and the value of what you receive at maturity may be less than the stated principal amount of your securities and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the pricing date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the pricing date that the securities will not be automatically redeemed and the closing value of the underlying on the final calculation day will be less than the downside threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying, Unless And Until You Receive Shares Of The Underlying Stock At Maturity.

You will not receive any dividends with respect to the underlying unless and until you receive shares of the underlying stock at maturity. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying. If any change to the underlying is proposed, such as an amendment to the underlying’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlying.

The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Coupon Payments.

On any call date, the securities will be automatically redeemed if the closing value of the underlying on that call date is greater than or equal to the starting value. Thus, the term of the securities may be limited.  If the securities are redeemed prior to maturity, you will

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

not receive any additional coupon payments.  Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the sum of the coupon payments you receive and may be significantly less than the return on the underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

The Performance Of The Securities Will Depend On The Closing Value Of The Underlying Solely On The Call Dates And The Final Calculation Day, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Value Of The Underlying.

Whether the securities will be automatically redeemed prior to maturity will depend on the closing value of the underlying solely on the call dates, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing value of the underlying on the final calculation day, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing value of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing value of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities— The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying Stock.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of the underlying stock  or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying stock may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To The Underlying Stock, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to the underlying stock to which the securities are linked, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor stock to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Securities May Become Linked To Shares Of An Issuer Other Than The Original Underlying Stock Issuer.

If a reorganization event occurs with respect to the underlying stock to which the securities are linked and the calculation agent selects a successor stock, the closing value of the underlying will be determined by reference to the closing price of the successor stock, and if the securities are not redeemed and the ending value is less than the downside threshold value, you will receive such other shares at maturity. You may not wish to have investment exposure to the shares of any other issuer to which the securities may become linked and may not have bought the securities had they been linked to such other shares from the beginning.

A Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Call Date Or The Final Calculation Day is Postponed.

A call date and the final calculation day will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related coupon payment date or maturity date, as applicable, will be postponed. For more information regarding adjustments to calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium.  However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Hypothetical Returns

If the securities are automatically redeemed:

If the securities are automatically redeemed prior to maturity, you will receive the stated principal amount of your securities plus the related coupon payment on the immediately following coupon payment date. In the event the securities are automatically redeemed, your total return on the securities will equal any coupon payments received prior to such coupon payment date and the coupon payment received on such coupon payment date.

If the securities are not automatically redeemed:

If the securities are not automatically redeemed prior to maturity, the following table illustrates, for a range of hypothetical percentage changes in the underlying from the starting value to the ending value, the value of the hypothetical maturity payment amount payable at maturity per security (excluding the coupon payment due at maturity).

Hypothetical percentage change from starting value to ending value	Value of hypothetical maturity payment amount per security*
200.00%	$1,000.00
175.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
79.99%	$999.88
70.00%	$875.00
60.00%	$750.00
50.00%	$625.00
25.00%	$312.50
0.00%	$0.00

* If the ending value is less than the downside threshold value, you will receive on the maturity date per security a number of shares of the underlying stock equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the table above and the examples below, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the maturity date will depend on the closing value of the underlying on the maturity date rather than the ending value and may be less than the amounts shown.

The above figures do not take into account coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive return based on the maturity payment amount; your positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically redeemed prior to maturity, the actual amount you will receive at maturity will depend on the actual ending value.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Hypothetical Payments at Maturity

The examples below illustrate how to determine the maturity payment amount on the securities if the securities are not automatically redeemed prior to maturity.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual starting value, downside threshold value or share delivery amount.  For the actual starting value, downside threshold value and share delivery amount, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payments on the securities will be calculated based on the actual starting value, downside threshold value and share delivery amount, and not the hypothetical values indicated below.

Hypothetical starting value	$100.00
Hypothetical downside threshold value	$80.00 (80% of its hypothetical starting value)
Hypothetical share delivery amount	12.50000 (the stated principal amount divided by the hypothetical downside threshold value)

The hypothetical examples below illustrate the calculation of the maturity payment amount on the securities, assuming that the securities have not been earlier automatically redeemed and that the ending values are as indicated below.

	Hypothetical ending value	Hypothetical maturity payment amount per security
Example 1	$110.00	$1,000.00
Example 2	$90.00	$1,000.00
Example 3	$70.00	A number of shares of the underlying stock worth $875.00 based on the ending value
Example 4	$30.00	A number of shares of the underlying stock worth $375.00 based on the ending value
Example 5	$0.00	$0.00

Example 1: The ending value is greater than the downside threshold value.  Accordingly, the maturity payment amount is equal to the stated principal amount. In addition to the coupon payments received prior to the maturity date, on the maturity date you would receive $1,000.00 per security as well as the coupon payment due at maturity, but you would not participate in the appreciation of the underlying.

Example 2: The ending value is greater than the downside threshold value.  Accordingly, the maturity payment amount is equal to the stated principal amount. In addition to the coupon payments received prior to the maturity date, on the maturity date you would receive $1,000.00 per security as well as the coupon payment due at maturity.

Example 3: The ending value is less than the downside threshold value.  Accordingly, at maturity, you would receive for each security you then hold a number of shares of the underlying stock equal to the share delivery amount.

In this scenario, the value of a number of shares of the underlying stock equal to the share delivery amount, based on the ending value, would be $875.00. Therefore, the value of the underlying stock you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the underlying from the initial underlying value to the final underlying value. The value of those shares on the maturity date may be different than their ending value.

Example 4: The ending value is less than the downside threshold value.  Accordingly, at maturity, you would receive for each security you then hold a number of shares of the underlying stock equal to the share delivery amount.

In this scenario, the value of a number of shares of the underlying stock equal to the share delivery amount, based on the ending value, would be $375.00. Therefore, the value of the underlying stock you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the underlying from the initial underlying value to the final underlying value. The value of those shares on the maturity date may be different than their ending value.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Example 5: The ending value is less than the downside threshold value.  The ending value is $0.00. In this scenario, shares of the underlying stock are worthless and you would lose your entire investment in the securities and receive only the final coupon payment at maturity.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Information About United Parcel Service, Inc.

United Parcel Service, Inc. (UPS) is a package delivery and logistics provider. The underlying stock of United Parcel Service, Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by United Parcel Service, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-15451 through the SEC’s website at http://www.sec.gov. In addition, information regarding United Parcel Service, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying stock of United Parcel Service, Inc. trades on the New York Stock Exchange under the ticker symbol “UPS.”

We have derived all information regarding United Parcel Service, Inc. from publicly available information and have not independently verified any information regarding United Parcel Service, Inc. This pricing supplement relates only to the securities and not to United Parcel Service, Inc. We make no representation as to the performance of United Parcel Service, Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. United Parcel Service, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of United Parcel Service, Inc. on February 10, 2026 was $118.70.

The graph below shows the closing value of United Parcel Service, Inc. for each day such value was available from January 4, 2021 to February 10, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values of United Parcel Service, Inc. shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying stock, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 48.46% of each coupon payment as interest on the Deposit and 51.54% as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the securities.  An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized.  In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.   The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of 2.025% ($20.25) for each security it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, Wells Fargo is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffer Downside

Principal at Risk Securities Linked to United Parcel Service, Inc. due February 15, 2028

authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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